SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12

                              HERCULES INCORPORATED
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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

                        INTERNATIONAL SPECIALTY PRODUCTS



                                                                  April 24, 2001


Dear Hercules Employee Plan Participant:

         While we have been communicating with you through our letters to all Hercules stockholders, there is one point which should be of special importance to you as a past or current Hercules employee.

         One of the worst corporate practices in our view involves discrimination by a company and its Board in favor of a handful of its top executives at the expense of its stockholders and other employees. The record of the Hercules Board over the past five years has been in our opinion a textbook case of a "let them eat cake" approach to corporate governance.

         Aren't you as appalled as we are by the Board's lavish treatment of a few Company executives in the face of Hercules' disastrous performance? Ask yourself: How can the Hercules Board possibly justify what we estimate to be the more than $30 million in severance and pension benefits doled out to the Company's last four chief executives as well as the golden parachute contracts given to four current Hercules executives just last December, which could cost the Company an additional $10 million - all while Hercules stockholders were suffering a loss in market value of $5.5 billion?

         In what we believe to be a novel application of corporate severance policy, it was recently disclosed that a senior Hercules executive, Harry Tucci, was awarded severance last December, notwithstanding the fact that far from being terminated he was promoted to Chief Executive of Hercules' CP Kelco joint venture. The ten year "severance" package could cost the Company and its stockholders more than $1 million - an expense they can ill afford.

         If you are as dissatisfied as we are with the disastrous performance of the Company and its stock price and the elimination of your dividend AND are as concerned as we are about Hercules' future direction, we urge you to support our efforts on behalf of ALL Hercules stockholders.

         Almost ten percent of the Company's outstanding shares are owned by Hercules employees, past or present. Your vote is all the more important because of the Company's director election Bylaw, which the Hercules Board claims requires an affirmative vote of a majority of all outstanding shares to unseat an incumbent director. This means in effect that a vote not cast is the equivalent of a vote for the Hercules nominees. Regardless of the number of shares you own, we urge, in your own best interest, that you support our stockholder nominees for election as Hercules directors.

         Finally, Hercules' employee plan participants can be assured of the confidentiality of their votes, as shares voted by plan participants will be counted by an independent, third party proxy tabulator on a strictly confidential basis. Furthermore, you should know that it is unlawful for Hercules or its management to discriminate against you in any way because of how you vote under an employee plan.

         If you agree with us that the Hercules Board is more interested in its positions, perks, and parachutes than the Company, its stockholders and all employees - please sign, date, and return our BLUE Proxy Card - today!

         If you have any questions or need assistance voting your shares, please call Georgeson Shareholder Communications Inc., toll-free, at (800) 223-2064.

         Thank you for your continued support.



         /s/ Samuel J. Heyman                    /s/ Sunil Kumar


              IF YOU HAVE PREVIOUSLY SIGNED A HERCULES WHITE PROXY CARD, YOU HAVE EVERY PROPER AND LEGAL RIGHT TO CHANGE
                   YOUR VOTE BY SIGNING ISP'S BLUE PROXY CARD.

       REMEMBER, YOUR LATEST DATED PROXY CARD IS THE ONLY ONE THAT COUNTS.
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